Exhibit 10.2

Execution Version

SUBSCRIPTION AGREEMENT FOR

PARTNERSHIP INTEREST IN

ALLDALE MINERALS IV, LP

AND

MEMBERSHIP INTEREST IN

ALLDALE MINERALS MANAGEMENT IV, LLC

OFFERS AND SALES OF LIMITED PARTNER INTERESTS IN ALLDALE MINERALS IV, LP AND MEMBERSHIP INTERESTS IN ALLDALE MINERALS MANAGEMENT IV, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS, OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY FEDERAL, STATE OR FOREIGN AUTHORITY. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS SUCH INTERESTS ARE FIRST REGISTERED PURSUANT TO ALL SUCH APPLICABLE LAWS OR UNLESS COUNSEL SATISFACTORY TO THE GENERAL PARTNER SHALL HAVE RENDERED AN OPINION SATISFACTORY TO THE GENERAL PARTNER THAT SUCH REGISTRATION IS NOT REQUIRED. THE SALE, ASSIGNMENT OR OTHER TRANSFER OF SUCH INTERESTS IS ALSO RESTRICTED BY ARTICLE IX OF THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALLDALE MINERALS IV, LP AND ARTICLE 9 OF THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ALLDALE MINERALS MANAGEMENT IV, LLC.

Effective as of June 4, 2026, the undersigned, Alliance Minerals, LLC, a Delaware limited liability company (“Subscriber”), and ALLDALE MINERALS IV, LP, a Texas limited partnership (the “Partnership”), and AllDale Minerals Management IV, LLC, a Texas limited liability company (the “General Partner”), and solely for purposes of Section Thirteenth, paragraph (e), and Section Fourteenth, paragraph (d), Dale Operating Company, a Texas corporation (“DOC”), hereby agree as follows:

First - SUBSCRIPTION: In accordance with the terms of the First Amended and Restated Limited Partnership Agreement of the Partnership, as previously amended and as to be further amended by the Second Amendment (the “Second Amendment”) to the First Amended and Restated Limited Partnership Agreement of the Partnership (as amended by the Second Amendment, the “Limited Partnership Agreement”), attached as Exhibit “A-1” to the Disclosure Letter and the First Amended and Restated Limited Liability Company Agreement of the General Partner, as to be amended by the First Amendment (the “GP Agreement Amendment”) to the First Amended and Restated Limited Liability Company Agreement of the General Partner (as amended by the GP Agreement Amendment, the “GP Company Agreement”), attached as Exhibit “A-2” to the Disclosure Letter, copies of which have been provided to the Subscriber, and subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for a Partnership Interest as a limited partner interest in the Partnership in the aggregate amount (the “Commitment”) set forth on the signature page of this subscription agreement (this “Subscription Agreement” or this “Agreement”) and of the Series of Interest in the Partnership set forth below, which Commitment represents the Original LP Purchase Price. The Subscriber, at Closing (as defined below), will make a Capital Contribution to the Partnership in the full amount of the

Commitment. The Subscriber further subscribes for a Membership Interest in the aggregate amount (the “GP Commitment”) set forth on the signature page of this Agreement (if such GP Commitment is not $0) of the Classes of Interest in the General Partner set forth below, which GP Commitment represents the Original GP Purchase Price. The Subscriber, at Closing, will make a Capital Contribution to the General Partner in the full amount of the GP Commitment.

Subscriber is subscribing for (A) a Partnership Interest in the Partnership, consisting of a limited partner interest with a Sharing Ratio, after giving effect to the Redemption, of 76.4441% and (B) if the GP Commitment is not $0, a Membership Interest in the General Partner, after giving effect to the GP Redemption, consisting of a 55.5925% interest in the General Partner (which, for the avoidance of doubt, includes (1) a Sharing Percentage in the General Partner of 55.5925%, (2) a Carry Sharing Percentage in the General Partner of 80.5880% and (3) a Sharing Ratio in the Partnership of 2.0998%). The limited partner Series of Interest subscribed for by Subscriber shall be composed of both Series A Interests and Series L Interests, as Subscriber shall determine. The Membership Interest in the General Partner subscribed for by Subscriber (if any) shall be composed of Class A Interests, Class B Interests and Class C Interests, as Subscriber shall determine.

Second - ACCREDITED INVESTOR: The Subscriber represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (“Securities Act”).

Third - SUBSCRIBER REPRESENTATIONS AND WARRANTIES: The Subscriber further represents, warrants, acknowledges and agrees with the Partnership and the General Partner as follows:

(a)Subscriber is entering into this Agreement relying solely on the facts and terms set forth in this Agreement, the Limited Partnership Agreement and the GP Company Agreement (collectively, the “Offering Documents”) and Subscriber has received, read and understood each of the Offering Documents, including but not limited to those sections dealing with conflicts of interest, fees and Tax consequences of an investment in the Partnership and an interest in the General Partner. Subscriber has been given the opportunity to ask questions of, and receive answers from the General Partner, the Partnership, or one of their Affiliates, concerning the terms and conditions of the offering and other matters pertaining to an investment in the Partnership and the General Partner, as applicable. Neither the General Partner nor the Partnership has made any representations of any kind or nature to induce the Subscriber to enter into this Agreement except as specifically set forth in the Offering Documents and the other Related Transaction Documents;

(b)Subscriber has made an investigation of the pertinent facts relating to the operation of the Partnership and the General Partner and has reviewed the terms of the Limited Partnership Agreement and the GP Company Agreement to the extent that Subscriber deems necessary in order to be fully informed with respect thereto;

(c)Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of an investment in the Partnership and the General Partner; and the Subscriber is able to bear the economic risk of a complete loss of its investment in the Partnership and the General Partner;

(d)(i)The Subscriber will be acquiring, as applicable, the limited partner interest in the Partnership and the Membership Interest in the General Partner, for investment, for its own account and not for the interest of any other person and not for distribution or resale to others, and Subscriber will not, prior to Closing, permit any other person to acquire a beneficial interest in such limited partner interest in the Partnership or such Membership Interest in the General Partner without the consent of the General Partner (including, prior to Closing, the Withdrawing GP Members). Subscriber understands that the limited partner interests in the Partnership and the Membership Interests of the General Partner have not been registered under the Securities Act, and Subscriber agrees that its limited partner interest in the Partnership and Membership Interests in the General Partner may not be sold, transferred, or otherwise disposed of except pursuant to an exemption from registration under the Securities Act. Subscriber will not assign its limited partner interest in the Partnership or Membership Interests in the General Partner or any beneficial interests therein, in whole or in part, to any other person, nor will Subscriber be entitled to substitute for itself as a limited partner in the Partnership or member of the General Partner, any other person, except in compliance with the Limited Partnership Agreement, the GP Company Agreement or this Agreement;

(ii)Subscriber understands the effect of the limitations on disposition and of its representation that its limited partner interest in the Partnership and Membership Interests in the General Partner (if applicable) will not be sold, transferred or otherwise disposed of except pursuant to an exemption from registration under the Securities Act. Subscriber understands that transfers can be made only in compliance with the Limited Partnership Agreement or the GP Company Agreement, as applicable; and

(iii)The execution, delivery and performance of this Agreement and each other agreement, instrument or document to be executed by the Subscriber in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by all necessary action on the part of the Subscriber and (b) will not violate any Laws applicable to the Subscriber.

Fourth - AUTHORITY: If the Subscriber is a corporation, partnership, trust or other entity, the person executing this Agreement for the Subscriber has the full power and authority under the Subscriber’s governing instruments to do so and the Subscriber has the full power and authority under its governing instruments to become a limited partner of the Partnership and a member of the General Partner, as applicable.

Fifth - ADMISSION: The Subscriber understands that the date of the Subscriber’s admission as a Limited Partner and a Member, as applicable, subject to the terms and conditions of this Agreement, will be on the Closing Date (as defined below), and on the Closing Date the Subscriber will join in and agree to be bound by the Limited Partnership Agreement as a limited partner of the Partnership and, if applicable, by the GP Company Agreement as a member of the General Partner.

Sixth - REAFFIRMATION OF SUBSCRIBER’S REPRESENTATIONS AND WARRANTIES: The Subscriber hereby agrees that any representation made hereunder will be deemed to be reaffirmed by it on the Closing Date.

Seventh - NOTICE REQUIREMENT: The Subscriber hereby agrees that if any of the statements, representations, warranties or covenants made by Subscriber herein become untrue or inaccurate, the undersigned shall immediately at such time notify the Partnership and the General Partner.

Eighth - REPRESENTATIONS AND WARRANTIES OF GENERAL PARTNER AND PARTNERSHIP: Any representation “to the knowledge of the General Partner” or words of similar import means matters within the actual knowledge, without inquiry, of Lawrence B. Dale, Cody Miller, Stephen Abney or Jack Newman. Simultaneously herewith, the General Partner is delivering to Subscriber the Disclosure Letter. Matters disclosed in any particular paragraph of the Disclosure Letter shall qualify the representation and warranty in the matching paragraph of this Section Eighth and any other representation and warranty to which the matters disclosed reasonably relate. The fact that any item of information is disclosed in the Disclosure Letter shall not constitute an admission by the General Partner or Partnership that such item is material, that such item has had or would have a Material Adverse Effect, or that the disclosure of such item be construed to mean that such information is required to be disclosed by this Agreement.

Subject to the foregoing provisions of this Section Eighth, and the other terms and conditions of this Agreement, the General Partner and the Partnership, hereby represent and warrant to Subscriber, as of the date hereof and as of the Closing, and subject to the approval of the Second Amendment and the GP Agreement Amendment, the following:

(a)Existence and Qualification. The General Partner is a limited liability company organized, validly existing and with the right to transact business in the state of Texas under the Laws of the state of Texas and is duly qualified to do business as a foreign limited liability company in each jurisdiction where it is required to be qualified by applicable law, except where the failure to so qualify would not have a Material Adverse Effect. The Partnership is a limited partnership organized, validly existing and with the right to transact business in the state of Texas under the Laws of the state of Texas and is duly qualified to do business as a foreign limited partnership in each jurisdiction where it is required to be qualified by applicable law, except where the failure to so qualify would not have a Material Adverse Effect. Each Subsidiary is a limited liability company or limited partnership organized, validly existing in the jurisdiction of its formation and is duly qualified to do business as a foreign limited liability company or limited partnership in each jurisdiction where it is required to be qualified by applicable law, except where the failure to so qualify would not have a Material Adverse Effect. Complete and correct copies of the Charter Documents of the General Partner, the Partnership, and each Subsidiary (including all amendments, waivers, and modifications thereto), in each case as in effect as of the date of this Agreement, have been made available to the Subscriber.

(b)Power. Each of the General Partner and Partnership has the requisite power to enter into and perform this Agreement and each other agreement, instrument or document to be executed by the General Partner or Partnership, as applicable, in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

(c)Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other agreement, instrument or document to be executed by the General Partner or Partnership in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the General Partner (including the Withdrawing GP Members) and the Partnership. This Agreement has been duly executed and delivered by each of the General Partner (including the Withdrawing GP Members) and the Partnership (and all documents required hereunder to be executed and delivered by the General Partner or the Partnership at Closing will be duly executed and delivered by the General Partner and Partnership, as applicable) and this Agreement constitutes, and at the Closing such other documents will constitute, the valid and binding obligations of each of the General Partner and Partnership, as applicable, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance of this Agreement by each of the General Partner and the Partnership, and the transactions contemplated by this Agreement by them, will not (i) violate any provision of the Charter Documents of any of the General Partner, the Partnership, or any Subsidiary, (ii) result in a default (with due notice or lapse of time or both) or the creation of any Lien, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Contract, promissory note, bond, mortgage, indenture, loan or similar financing instrument to which the General Partner, the Partnership, or any Subsidiary is a party or which affects the Assets, (iii) violate any judgment, order, ruling, or decree applicable to the General Partner, the Partnership, or any Subsidiary or (iv) violate any Laws applicable to the General Partner, the Partnership, or any Subsidiary. Other than as set forth in Section Eighth, paragraph (d) of the Disclosure Letter, there is no consent, approval, waiver or authorization of any Person required (or notice required to be given) under Law or by the terms of any Governmental Authorization or Contract to which the General Partner, the Partnership, or any Subsidiary is a party or the Assets are bound, for the execution and delivery by the General Partner or Partnership of this Agreement and the consummation of the transactions contemplated hereby.

(e)Subsidiaries.

(i)Except as disclosed in Section Eighth, paragraph (e) of the Disclosure Letter, the Partnership does not own or hold any stock or any membership, limited liability company, partnership or other equity interest in any Person, and other than a general partner interest in the Partnership, the General Partner does not own or hold any stock or membership, limited liability company, partnership or other equity interest in any Person.

(ii)To the extent the Partnership has one or more Subsidiaries, each such Subsidiary is, directly or indirectly, wholly owned by the Partnership. No Person holds any option, warrant, right of first refusal, or other right to acquire any equity interests or other interests in any Subsidiary, and no such Subsidiary is party to or bound by any agreement to issue such option, warrant, right of first refusal or other right to acquire any equity or other interest in any such Subsidiary.

(iii)All equity interests in each Subsidiary (A) are duly authorized and validly issued, (B) are non-assessable except as provided in the Charter Documents of such Subsidiary, (C) were not issued in violation of any pre-emptive rights, right of first refusal or other rights of any Person, and (D) were offered and sold by such Subsidiary in compliance with all applicable securities Laws.

(f)Ownership. Each Partner in the Partnership and each Member in the General Partner is identified in Section Eighth, paragraph (f) of the Disclosure Letter and set opposite each such Partner or Member’s name therein are the Partnership Interests held by each Partner in the Partnership or the Membership Interests held by each Member in the General Partner, as the case may be, including each Partner and Member’s Capital Commitments, Capital Contributions, Remaining Commitments, Sharing Ratios and Sharing Percentages as of immediately prior to the Closing Date. Except for this Agreement, the Limited Partnership Agreement, the GP Company Agreement and the other Related Transaction Documents, there is not outstanding any option, warrant, right of first refusal, or other right to acquire any partnership interests or other interests in the Partnership or any Membership Interests or other interests in the General Partner and neither the General Partner nor the Partnership is party to or bound by any agreement to issue such option, warrant, right of first refusal or other right to acquire a partnership or other interest in the Partnership. Neither the Partnership Interests nor the Membership Interests are certificated. To the General Partner’s knowledge, each of the Partnership Interests and Membership Interests are held by the Partner or Member, as the case may be, to whom attributed in Section Eighth, paragraph (f) of the Disclosure Letter free and clear of all Liens. All of the Partnership Interests and Membership Interests identified in Section Eighth, paragraph (f) of the Disclosure Letter (i) are duly authorized and validly issued, (ii) are non-assessable (except for, in the case of the Partnership Interests, the obligation to make Capital Contributions equal to the Remaining Commitments under the Limited Partnership Agreement), (iii) were not issued in violation of any pre-emptive rights, right of first refusal or other rights of any Person, and (iv) were offered and sold by the Partnership and/or the General Partner in compliance with all applicable securities Laws. Upon effectiveness of the Redemption and GP Redemption, the Subscriber and KC-AllDale IV, LLC, a Delaware limited liability company, shall be the only limited partners in the Partnership and the only members in the General Partner. The partnership interests and Membership Interests issued to Subscriber hereunder will (i) be duly authorized and validly issued, (ii) be non-assessable, except for the Subscriber’s Commitment and GP Commitment, as applicable, and (iii) not be issued in violation of any preemptive rights, right of first refusal or other rights of any Person (except for rights set forth in the Limited Partnership Agreement or the GP Company Agreement, which will be waived upon effectiveness of the Second Amendment and the GP Agreement Amendment). Except as disclosed in Section Eighth, paragraph (f) of the Disclosure Letter, the General Partner is the only general partner of the Partnership and has not, assigned, granted a Lien (except for transfer restrictions on the General Partner’s Partnership Interests imposed by the Partnership Agreement) in or otherwise transferred to any Person, or agreed to assign, grant a Lien (except for transfer restrictions on the General Partner’s Partnership Interests imposed by the Partnership Agreement) in or otherwise transfer to any Person, any of the General Partner’s right, title and interest in, to and under the Partnership or the Limited Partnership Agreement.

(g)Liability for Partnership Transaction Expenses. Except as provided in Section Eleventh, paragraph (h), neither Subscriber nor any of its Affiliates (including, after Closing, the Partnership or the General Partner) will, directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the General Partner, Partnership, the Existing Management Company or any of their Affiliates, for any Partnership Transaction Expenses. For

the avoidance of doubt, Subscriber shall pay its own expenses in accordance with Section Fourteenth, paragraph (j).

(h)Litigation. Except as disclosed in Section Eighth, paragraph (h) of the Disclosure Letter, there are no pending Proceedings against the General Partner, the Partnership, or any Subsidiary (or the Existing Management Company with respect to the Partnership or any Subsidiary) before any Governmental Body or arbitrator to which the General Partner, Partnership, any Subsidiary or any Assets are subject, and to the General Partner’s knowledge, no such Proceeding is threatened.

(i)Taxes and Assessments.

(i)The General Partner, the Partnership, and all Subsidiaries have timely filed all federal and state income Tax Returns and all other material Tax Returns that are required to be filed by each (taking into account applicable extensions to file), and such Tax Returns are complete and accurate in all material respects and have not subsequently been amended. The General Partner, the Partnership, and all Subsidiaries have paid all Taxes shown thereon as due and owing by each. All material Taxes which the General Partner, the Partnership, or any Subsidiary, as applicable, are obligated to withhold by Law, including from amounts owing to or allocable to any owner (including the Partners and the Members), employee, creditor or third party, have been duly withheld or collected and, to the extent required have been paid over to the proper Governmental Body.

(ii)There is no material dispute or claim concerning any Tax Liability of the General Partner, the Partnership, or any Subsidiary claimed or raised by any Governmental Body of which the General Partner, the Partnership, any Subsidiary, or the Existing Management Company has received written notice or the General Partner has knowledge. None of the General Partner, the Partnership, or any Subsidiary has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(iii)To the General Partner’s knowledge, none of the Partners or Members is a foreign person within the meaning of Treasury Regulations Section 1.1445-2(b)(2) and Section 1445(f)(3) of the Code.

(iv)None of the General Partner, the Partnership, or any Subsidiary is a party to, bound by or obligated under, any Tax allocation, indemnity, sharing or similar Contract or arrangement (other than the Limited Partnership Agreement, the GP Company Agreement and any agreement entered into in the ordinary course of business the primary purpose of which is not Taxes, including any agreement with respect to property Taxes payable with respect to properties leased from third parties). Each Subsidiary is a disregarded entity for U.S. federal income Tax purposes.

(v)Except as set forth in Section Eighth, paragraph (i)(v) of the Disclosure Letter, there are no Tax Liens upon any Assets (other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the General Partner, the Partnership, or the applicable Subsidiary and for which appropriate reserves have been reflected in the Financial Statements (as defined below)).

(vi)None of the General Partner, the Partnership, or any Subsidiary has participated in a “listed transaction” or “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulations Section 1.6011-4 (or any predecessor provision thereto) or any corresponding or similar provision of state or local Laws.

(vii)True and complete copies of the Tax Returns of the General Partner, the Partnership, and all Subsidiaries have been provided to Subscriber.

(viii)Except as set forth in Section Eighth, paragraph (i)(viii) of the Disclosure Letter, there are no past due ad valorem Taxes respecting any of the Assets, except those being contested in good faith in the ordinary course of business for which adequate reserves have been established in the Financial Statements (as defined below).

(j)Compliance with Laws; Governmental Authorizations. Except as disclosed in Section Eighth, paragraph (j) of the Disclosure Letter, since December 31, 2023, the General Partner, the Partnership, the Subsidiaries and their respective Assets and operations have been, and currently are, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the General Partner, the Partnership, the Subsidiaries, and their respective Assets. The General Partner, the Partnership, and each Subsidiary have obtained and are maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets as currently operated, and no violations exist in respect of any material Governmental Authorizations except where the failure to obtain or maintain or the violation of which would not cause a Material Adverse Effect.

(k)Contracts.

(i)Section Eighth, paragraph (k) of the Disclosure Letter sets forth, a true, complete and correct list as of the date of this Agreement (including amendments) of all Contracts to which the General Partner, the Partnership, any Subsidiary, or their respective Assets are bound, or respecting which the General Partner or the Existing Management Company is a party in connection with the Partnership or any Subsidiary, other than (A) leases, easements, rights-of-way and other similar agreements affecting only mineral or other interests in real property, (B) letters of intent relating to transactions that have been fully consummated, and (C) purchase and sale agreements and similar agreements relating to the acquisition or disposition of Assets where (1) such transaction has been fully consummated and all conditions to closing thereunder have been satisfied or waived and (2) such agreement does not contain indemnification or other obligations that remain in effect as of the date hereof. Each Contract required to be listed at Section Eighth, paragraph (k) of the Disclosure Letter is a “Material Contract”.

(ii)Each Material Contract is in full force and effect to the extent provided therein and the General Partner has provided to the Subscriber a true and complete copy of each Material Contract and any and all amendments thereto. The Partnership, General Partner, each

Subsidiary and the Existing Management Company are not, and to the General Partner’s knowledge, no other party is, in default in any material respect under any Material Contract.

(l)Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to the General Partner’s knowledge, threatened against the General Partner, the Partnership or any Subsidiary. The General Partner, the Partnership, and each Subsidiary is solvent.

(m)Wells and Equipment Status; Working Interests. Neither the Partnership nor any Subsidiary owns any wells, pipelines or other tangible assets, or any working interests, other than as set forth in Section Eighth, paragraph (m) of the Disclosure Letter.

(n)Financial Statements. True, correct and complete copies of the balance sheets, statements of operations, statements of changes in partners’ capital, statements of cash flows and related notes to financial statements of the Partnership and its Subsidiaries (taken as a whole) and the General Partner as of and for the fiscal years ended on December 31, 2025, December 31, 2024 and December 31, 2023, as audited by the Company’s accountants (the “Audited Financial Statements”), are contained in Section Eighth, paragraph (n) of the Disclosure Letter. True, correct and complete copies of the unaudited balance sheet, statement of operations, statement of changes in partners’ capital and statement of cash flows of the Partnership and its Subsidiaries (taken as a whole) and the General Partner as of and for the period ended on March 31, 2026 (such financial statements, the “Interim Financial Statements” and such date, the “Interim Financial Statement Date”) are also contained in Section Eighth, paragraph (n) of the Disclosure Letter. The Audited Financial Statements and the Interim Financial Statements, present fairly, in all material respects, the consolidated financial position of the Partnership and its Subsidiaries (taken as a whole) and the General Partner as of the dates thereof and the consolidated results of operations and cash flows of the Partnership and its Subsidiaries (taken as a whole) and the General Partner for the periods covered by said statements, in accordance with GAAP consistently applied through the periods covered thereby, except for in the case of the Interim Financial Statements (i) year-end adjustments and (ii) the omission of footnote disclosures and other presentation items required by GAAP. The Audited Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.”

(o)Indebtedness; Assets; Undisclosed Liabilities.

(i)None of the General Partner, the Partnership, or any Subsidiary has any Indebtedness. Except as otherwise set forth in Section Eighth, paragraph (o) of the Disclosure Letter, none of the General Partner, the Partnership, or any Subsidiary has granted or suffered to exist any Liens on any of the Assets other than the Permitted Encumbrances. The immediately preceding sentence shall not apply to any Liens on Assets of the Partnership or any Subsidiary that were in existence prior to such Assets being acquired by the Partnership or such Subsidiary where such Liens were not granted by the Partnership or such Subsidiary.

(ii)Except as otherwise set forth in Section Eighth, paragraph (o) of the Disclosure Letter and as reflected on the Interim Financial Statements, neither the Partnership nor the General Partner has any Liabilities required to be reflected on or referenced in financial statements in accordance with GAAP, except (A) Liabilities other than Indebtedness which have arisen after the Interim Financial Statement Date in the ordinary course of business under any Contracts to which the General Partner, the Partnership or any Subsidiary is a party or their respective Assets are bound or (B) trade payables.

(iii)Except for the Interests, the Partnership owns and has good and valid title to all the Assets reflected as owned in the Interim Financial Statements and all the Assets (other than Interests) acquired by the Partnership since the Interim Financial Statement Date, except for such Assets as have been disposed of in the ordinary course of business.

(iv)With respect to the Interests, the Partnership warrants that the Partnership or a Subsidiary, as applicable, holds title to the Interests, free and clear of any Title Defects created by, through or under the Partnership or any Affiliate of the Partnership (including the Subsidiaries), but not otherwise; provided, however, that in no event shall the Subscriber Indemnitees be entitled to recover any Losses under this Agreement for a breach of this Section Eighth, paragraph (o)(iv) (A) with respect to any Interest in excess of the Allocated Value of such Interest, or (B) to the extent such Losses have already been recovered from the Initial Purchase Price Escrow Amount (as defined in Appendix A to the Second Amendment).

(v)The General Partner is a special purpose entity and the only assets of the General Partner are general partnership interests in the Partnership and any rights or privileges incidental thereto. The General Partner has never owned, leased, or otherwise held any other properties or assets.

(p)Employees. None of the General Partner, the Partnership, or any Subsidiary has any employees, or has ever had any employees.

(q)Bank Accounts. Section Eighth, paragraph (q) of the Disclosure Letter contains a true and complete list of the name and location of each bank, trust company, savings and loan association or other financial institution at which the General Partner, the Partnership, any Subsidiary or the Existing Management Company for the Partnership or any Subsidiary, has an account, safety deposit box or custody agreement, along with the account names and numbers, or other identifying information for safety deposit boxes or custody agreements, and the names of the Persons authorized to draw thereon or to withdraw therefrom.

(r)Affiliated Transactions. Except as set forth in Section Eighth, paragraph (r) of the Disclosure Letter, other than as a Partner of the Partnership, none of the General Partner, the Existing Management Company, or any of their Affiliates (or any investment vehicle which they manage) or any of their respective officers, directors, managers, members or controlling or other equity holders (including any of the Partners), or any of the respective Affiliates of any of the foregoing Persons, or, to the General Partner’s knowledge, any of such officer’s, director’s, manager’s, member’s or equity holder’s immediate family members, is a party to, or has any interest in any material asset or property held or used by the Partnership or any Subsidiary.

(s)No Other Representations or Warranties. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, THE SECOND AMENDMENT AND APPENDIX A THERETO, THE GP AGREEMENT AMENDMENT, AND ANY AND ALL OTHER AGREEMENTS, THE DISCLOSURE LETTER, AND CERTIFICATES, THE

PARTNERSHIP, GENERAL PARTNER AND EXISTING MANAGEMENT COMPANY MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE SUBSCRIBER AND HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SUBSCRIBER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN (OR MAY BE IN CONNECTION WITH THIS AGREEMENT) PROVIDED TO SUBSCRIBER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE PARTNERSHIP, GENERAL PARTNER AND EXISTING MANAGEMENT COMPANY OR ANY AFFILIATE THEREOF). THE PARTNERSHIP, GENERAL PARTNER AND EXISTING MANAGEMENT COMPANY MAKE NO REPRESENTATIONS OR WARRANTIES TO SUBSCRIBER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE PARTNERSHIP OR THE GENERAL PARTNER. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY IS MADE BY THE PARTNERSHIP, GENERAL PARTNER AND EXISTING MANAGEMENT COMPANY TO THE SUBSCRIBER AS TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY ASSETS OF THE PARTNERSHIP, AND THE PARTNERSHIP AND GENERAL PARTNER ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY PROJECTIONS OR FORECASTS HERETOFORE DELIVERED OR MADE AVAILABLE TO SUBSCRIBER RELATING TO THE PARTNERSHIP.

Ninth - CONDITIONS OF SUBSCRIBER TO CLOSE: The obligations of the Subscriber under this Agreement, including the obligation to make any Capital Contribution and join in the Limited Partnership Agreement and (if applicable) the GP Company Agreement, shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which the Subscriber may waive in writing in whole or any part):

(a)Compliance by the General Partner and the Partnership. Each of the General Partner and Partnership shall have complied with and performed in all material respects all of their respective agreements and covenants required to be complied with or performed by each of them under this Agreement and the other Related Transaction Documents on or prior to the Closing Date.

(b)Representations and Warranties. The representations and warranties of the General Partner and Partnership contained in Section Eighth of this Agreement shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need be so true and correct only as of the specified date).

(c)Closing Certificate. The Subscriber shall have received one or more certificates executed by an officer (or person performing a similar function) of the General Partner dated as of the Closing Date, certifying (i) that the conditions specified in paragraphs (a) and (b) above have been fulfilled, (ii) true and complete copies of the Charter Documents of the General Partner and the Partnership, in the form previously provided to the Subscriber as the General Partner’s and Partnership’s Charter Documents (including the Limited Partnership Agreement as amended by the Second Amendment and the GP Company Agreement as amended by the GP Agreement Amendment) and (iii) resolutions of the board of the General Partner and other appropriate Persons authorizing the General Partner and the Partnership entering this Agreement, the documents to be delivered in connection herewith and the transactions contemplated hereby.

(d)No Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree by any domestic or foreign court of competent jurisdiction or other Governmental Body that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Body that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

(e)Second Amendment. The Second Amendment shall have been executed and delivered by each of the Partners, to be effective as of the Closing Date, subject to Closing.

(f)GP Agreement Amendment. The GP Agreement Amendment shall have been executed and delivered by each of the Members to be effective as of the Closing Date, subject to Closing.

(g)Termination and Replacement Management Agreement. (i) Existing Management Company, the Partnership and the other parties thereto shall have terminated in writing the Mineral Interest Acquisition Agreement dated as of January 18, 2017 among Existing Management Company, the Partnership, the General Partner and the other parties thereto, as amended (the “Existing Management Agreement”), (ii) Replacement Management Company, the Partnership and the other parties thereto shall have executed the Second Amendment to Mineral Interest Management Agreement, in the form attached as Exhibit “B” to the Disclosure Letter (the “Management Agreement Amendment”), which amends the Mineral Interest Management Agreement dated effective April 1, 2020 among Replacement Management Company, certain Affiliates of Subscriber and certain other parties, as amended by the First Amendment to Mineral Interest Management Agreement dated as of March 8, 2022 (as so amended, the “Replacement Management Agreement”), such Management Agreement Amendment to be effective as of the Closing Date, subject to Closing.

(h)Material Consents. The Partnership, General Partner or Subscriber, as applicable, shall have received a duly executed copy of each consent or approval of any Person required for consummation of the transactions hereunder where the failure to obtain such consent or approval would reasonably be expected to result in a Material Adverse Effect, in each case, in form and substance reasonably satisfactory to the Subscriber, each of which shall be in full force and effect as of the Closing Date.

(i)Other Closings. Each Closing under, and as defined in, each AllDale III Subscription Agreement shall simultaneously occur with the Closing hereunder.

Tenth - CONDITIONS OF PARTNERSHIP AND GENERAL PARTNER: The obligations of the Partnership and the General Partner under this Agreement to accept the Capital Contribution and admit the Subscriber as a Partner or Member, as the case may be, shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which the General Partner (including the Withdrawing GP Members), including on behalf of the Partnership, may waive in writing in whole or any part):

(a)Compliance by the Subscriber. Subscriber shall have complied with and performed in all material respects all of its agreements and covenants required to be complied with or performed by it under this Agreement and the other Related Transaction Documents on or prior to the Closing Date.

(b)Representations and Warranties. The representations and warranties of the Subscriber contained in this Agreement shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need be so true and correct only as of the specified date).

(c)Closing Certificate. The General Partner shall have received a certificate executed by an officer (or person performing a similar function) of the Subscriber dated as of the Closing Date, certifying that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d)No Prohibition. No temporary restraining order, preliminary or permanent injunction or other order or decree by any domestic or foreign court of competent jurisdiction or other Governmental Body that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Body that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

(e)Second Amendment. The Second Amendment shall have been executed and delivered by each of the Partners other than the General Partner and any Partner controlled by the General Partner or any Affiliate of the General Partner to be effective as of the Closing Date, subject to Closing.

(f)GP Agreement Amendment. The GP Agreement Amendment shall have been executed and delivered by each of the Members to be effective as of the Closing Date, subject to Closing.

(g)Other Closings. Each Closing under, and as defined in, each AllDale III Subscription Agreement shall simultaneously occur with the Closing hereunder.

Eleventh - ADDITIONAL COVENANTS AND AGREEMENTS:

(a)Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely on July 1, 2026. The date of the Closing is herein referred to as the “Closing Date.” At the Closing:

(i)Subscriber shall make the Capital Contributions to each of the Partnership and the General Partner required hereby by wire transfer of immediately available funds to the accounts for each of the Partnership and the General Partner designated by the General Partner in writing;

(ii)The Subscriber shall execute and deliver the joinder agreements to the Partnership Agreement and (if Subscriber has a GP Commitment that is not $0) the GP Company Agreement in the forms attached to the Disclosure Letter as Exhibit “C-1” and Exhibit “C-2”, respectively;

(iii)The Second Amendment and the GP Agreement Amendment will become effective, and in accordance therewith and as contemplated thereby, (A) the Subscriber, or its successor or assign, shall, immediately prior to the Redemption and the GP Redemption, be admitted as a limited partner to the Partnership and as a Member to the General Partner, (B) the Redemption and the GP Redemption shall occur, (C) the Redeeming Partners shall automatically withdraw from the Partnership and cease to be Partners and (D) the Withdrawing GP Members shall automatically withdraw from the General Partner and cease to be Members;

(iv)The Existing Management Agreement will be terminated, the Management Agreement Amendment will become effective, and the Replacement Management Agreement will become the “Management Agreement” under, and as defined in, the Limited Partnership Agreement; and

(v)The General Partner shall deliver to the Partnership and Subscriber releases in the form attached to the Disclosure Letter as Exhibit “D” from the General Partner, each Withdrawing GP Member, the Dale Entities and the General Partner’s other Affiliates as requested by Subscriber, Lawrence B. Dale, Cody Miller, Stephen Abney and Jack Newman.

The foregoing transactions shall be deemed to occur and given effect as of 12:01 a.m. Central Prevailing Time on the Closing Date.

Notwithstanding anything to the contrary herein, the intended U.S. federal and applicable state and local income Tax treatment of the foregoing transactions is as described in Section 1(c) of the Second Amendment and Section 1(c) of the GP Agreement Amendment.

(b)Conduct of Business. The General Partner and the Partnership shall, and shall cause the Existing Management Company to, from and after the date hereof and until Closing (i) conduct the Partnership’s and the General Partner’s business and affairs, and cause the business and affairs of each Subsidiary to be conducted, in the ordinary course of business and consistent with past practice and in compliance with the Charter Documents of the General Partner, the Partnership and the Subsidiaries, (ii) use commercially reasonable efforts to preserve intact the current business organization of the Partnership, the Subsidiaries, and General Partner and maintain their respective relations and goodwill with lessors, lessees, suppliers, agents and other Persons having business relationships with the Partnership, the Subsidiaries, or the General Partner, (iii) comply in all material respects with applicable Laws, the Contracts of the Partnership, the Subsidiaries and the General Partner and the Charter Documents of the General Partner, the Partnership and the Subsidiaries, and (iv) keep in full force and effect, without amendment, all material rights relating to the Assets and the business of the Partnership and the General Partner. Except as otherwise expressly permitted by this Agreement, without the prior written consent of the Subscriber, neither the General Partner nor Partnership will (and the General Partner will not permit the Partnership to, and neither will permit any Subsidiary to):

(i)make any distributions to the Partners, other than any distributions expressly permitted under the Second Amendment or the GP Agreement Amendment or any pro rata distributions of cash in the ordinary course of business pursuant to the Limited Partnership Agreement, or make any discretionary payments to the Existing Management Company or any other Person;

(ii)amend (A) any Charter Documents, other than amendment of the Limited Partnership Agreement pursuant to the Second Amendment, amendment of the GP Company Agreement pursuant to the GP Agreement Amendment, or (B) the Existing Management Agreement;

(iii)amend or enter into any Material Contract other than immaterial amendments to Material Contracts in the ordinary course of business;

(iv)make any capital expenditure or investment in excess of $50,000, individually, or $250,000, in the aggregate;

(v)sell, lease or otherwise dispose of any Interests or other Assets, other than leases entered in the ordinary course of business consistent with past practice and on terms customary for the geographic area in which such Interests are located;

(vi)change accounting methods in use by the Partnership, the General Partner, and the Subsidiaries, or make any Tax elections;

(vii)incur any Indebtedness (which excludes trade payables incurred in the ordinary course of business) or grant or suffer to exist a Lien on any of the Assets other than (A) Permitted Encumbrances and (B) Liens on Assets of the Partnership or any Subsidiary which were in existence prior to the subject Assets being acquired by the Partnership or any Subsidiary;

(viii)issue or redeem any Partnership Interests in the Partnership or Membership Interests in the General Partner or any equity interests in any Subsidiary; or

(ix)commit to or enter any Contract to do any of the foregoing.

From the date hereof to the Closing, General Partner and the Partnership will use commercially reasonable efforts (and cause the Subsidiaries to use commercially reasonable efforts) to comply with and fulfill its duties and obligations under all leases and other Contracts to which the Partnership, any Subsidiary or the General Partner is a party or by which any of their respective Assets are bound.

(c)Future Litigation; Breaches of Representations And Warranties; Notification. From the date hereof until the Closing Date, the General Partner shall advise the Subscriber in writing promptly upon becoming aware of the commencement or threat against the Partnership, any Subsidiary or General Partner, or the Existing Management Company respecting the Partnership, of any Proceeding or Tax audit unless such disclosure is prohibited by law. Promptly upon becoming aware of any breach of any representation, warranty or covenant of the General Partner or Partnership contained herein, the General Partner shall notify Subscriber in writing of such breach and the circumstances giving rise thereto. Any disclosure of a breach shall not relieve the breaching party of any Liability for such breach.

(d)Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section Twelfth, the General Partner shall not, and shall cause the Partnership and the General Partner’s Affiliates (including all Subsidiaries) and representatives not to, directly or indirectly, entertain, solicit, respond to, discuss or enter into negotiations with respect to any other offers from or potential transactions with prospective buyers of all or any portion of the Partnership Interests, Membership Interests in the General Partner, any equity interests in any Subsidiaries, or the Assets (either by merger, consolidation, transfer or otherwise), and shall suspend any discussions with or dissemination of information to any such prospective buyers. If the General Partner, the Partnership or the General Partner’s Affiliates or representatives receive any offers from any new or existing offerees, they will (i) remain silent or advise the offeror that they are not in a position to negotiate or accept any offers at that time and (ii) promptly notify the Subscriber in writing of such offers.

(e)Diligence. Up to the Closing Date and subject to any applicable Law, any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, Subscriber shall be entitled, through its employees, advisors, consultants, representatives, contractors, counsel and independent accountants, to make such investigation of the Assets, business and operations of the Partnership, the Subsidiaries, and the General Partner and their business and such examination of the books, records and financial condition of the Partnership, the Subsidiaries, and the General Partner and their business as Subscriber reasonably requests, provided that any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and in a manner so as not to interfere with the normal business operations of the business; provided, however, such entitlement shall not extend to the physical inspection of the properties underlying the Interests. The General Partner shall direct the management of the Partnership, the Subsidiaries, General Partner and Existing Management Company to make available to such Persons during such period all such information and copies of all such documents concerning the affairs of the Partnership, the Subsidiaries, and the General Partner and business as such Persons may reasonably request, shall permit such Persons access to the properties of the Partnership and the Subsidiaries and all parts thereof, and shall cause the Partnership’s, the Subsidiaries’, General Partner’s and the Existing Management Company’s employees, advisors, consultants, representatives, contractors, counsel and independent accountants to cooperate fully with such Persons in connection with their review and examination.

(f)Conditions; Disclosure. Each of the parties shall use commercially reasonable efforts to cause the conditions set forth in Sections Ninth and Tenth to be satisfied, and to consummate the transactions contemplated herein as of the Closing Date. The General Partner will provide to each Limited Partner a written summary, which shall be reasonably satisfactory to the Subscriber of the material terms and conditions of the Related Transaction Documents and the transactions contemplated thereby, and all other material information required by applicable securities Laws in connection with requesting the Limited Partners’ approval of the Second Amendment and the transactions contemplated hereby, and recommend, subject to any fiduciary duties, to each Limited Partner such Limited Partner approve, execute and deliver the Second Amendment.

(g)Further Assurances. The General Partner agrees, and agrees to cause the Existing Management Company and Replacement Management Company to, after Closing, take such further actions and to execute, acknowledge and deliver such further documents, as are reasonably requested by the Subscriber for giving effect to the transactions contemplated by this Agreement and the other Related Transaction Documents.

(h)Partnership Transaction Expenses. If Closing occurs, the Partnership shall pay and discharge when due all Partnership Transaction Expenses, and the entire amount of the Partnership Transaction Expenses shall reduce the amounts payable to the Redeeming Partners and the Withdrawing GP Members in accordance with the terms of the Second Amendment and the GP Agreement Amendment, as applicable. If Closing does not occur, the General Partner shall pay and discharge any amounts that may be due as described under this Section Eleventh, paragraph (h).

(i)Disclosure. Except as and to the extent required by Law, without the prior written consent of Subscriber, the General Partner (including the Withdrawing GP Members) shall not, and shall direct the Partnership, the Existing Management Company and their respective representatives not to, directly or indirectly, make any public comment or public statement with respect to, or otherwise disclose or permit the disclosure of the Related Transaction Documents or the transactions contemplated hereby, including any of the terms, conditions or other aspects of the Related Transaction Documents; provided, however, this provision does not prohibit the Existing Management Company from reporting the performance or investment returns of the Partnership or the general nature of the transaction (without naming Subscriber, KC-AllDale IV, LLC, or any of their respective Affiliates) following Closing. Subscriber will provide any press release or public disclosure to the General Partner for the General Partner’s review in advance of releasing such press release or public disclosure. The General Partner shall request that the Limited Partners and Members (including the Withdrawing GP Members) comply with the foregoing disclosure restrictions, but the General Partner and Partnership shall not have any liability for violations of such disclosure requirements by any Limited Partner or Member not controlled by General Partner or its Affiliates.

(j)754 Election. The General Partner shall make (on behalf of the General Partner), and shall cause the Partnership to make (on behalf of the Partnership), a Section 754 election under the Code for the taxable year in which the Closing Date occurs, if such an election is not already in effect for the General Partner or the Partnership, respectively.

(k)Review of LP/Member Communications.

(i)From the date hereof until the Closing Date, the General Partner shall, and shall cause the Partnership to, provide Subscriber with a reasonable opportunity to review and comment on any written materials, notices, solicitations, consent requests, summaries or other disclosures (including any summary of the Related Transaction Documents prepared pursuant to Section Eleventh, paragraph (f)) proposed to be delivered, distributed or otherwise made available by or on behalf of the General Partner, the Partnership or the Existing Management Company to any Limited Partner or Member (including any Withdrawing GP Member) in connection with this Agreement, the other Related Transaction Documents or the transactions contemplated hereby or thereby (collectively, “LP/Member Communications”). The General Partner shall deliver each proposed LP/Member Communication to Subscriber reasonably in advance of the proposed delivery, distribution or release thereof, shall consider in good faith any comments timely provided by Subscriber, and shall not deliver, distribute or release any LP/Member Communication that is not in form and substance reasonably acceptable to Subscriber.

(ii)The foregoing shall not apply to (A) communications consisting solely of routine administrative or ministerial matters not related to this Agreement, the other Related Transaction Documents or the transactions contemplated hereby or thereby, or (B) responses to unsolicited inquiries from individual Limited Partners or Members, provided that such responses are consistent in all material respects with LP/Member Communications previously reviewed by Subscriber.

Twelfth - TERMINATION: This Agreement may be terminated at any time prior to the Closing by written notice given prior to or at the Closing:

(a)(i) by Subscriber if there is a material violation or breach by the General Partner or Partnership of any covenant or obligation contained in this Agreement and such violation or breach has not been waived by Subscriber or cured by the General Partner or Partnership within fifteen (15) days following Subscriber’s written notice of same to the General Partner; or (ii) by the General Partner if there is a material violation or breach by Subscriber of any covenant or obligation contained in this Agreement and such violation or breach has not been waived by the General Partner or cured by Subscriber within fifteen (15) days following written notice by the General Partner of the same to Subscriber;

(b)(i) by Subscriber if there is a material violation or breach by the General Partner or Partnership of any of their representations or warranties contained in this Agreement such that the condition set forth in paragraph (b) of Section Ninth would not be satisfied, and such violation or breach has not been waived by Subscriber or cured by the General Partner within fifteen (15) days following Subscriber’s written notice of same to the General Partner; or (ii) by the General Partner if there is a material violation or breach by Subscriber of its representations or warranties contained in this Agreement such that the condition set forth in paragraph (b) of Section Tenth would not be satisfied, and such violation or breach has not been waived by the General Partner or cured by the Subscriber within fifteen (15) days following General Partner’s written notice of same to the Subscriber;

(c)by Subscriber or the General Partner if the transactions contemplated by this Agreement have not been consummated by September 30, 2026 (unless such deadline is extended by mutual written agreement of the Subscriber and the General Partner); provided that neither party shall be entitled to terminate this Agreement pursuant to this paragraph (c) if such party’s failure to perform its obligations under this Agreement (and in the case of the General Partner, either the General Partner or the Partnership has failed to perform its obligations) has prevented the consummation of the transactions contemplated by this Agreement;

(d)by mutual written consent of Subscriber and the General Partner; or

(e)by Diligence Representative, on behalf of Subscriber, or by the Existing Management Company, on behalf of the Partnership and the General Partner, as permitted by Appendix A to the Second Amendment.

Each party’s right of termination under this Section Twelfth is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. In the event of termination of this Agreement as provided in Section Twelfth, the provisions of this Agreement shall immediately become of no further force and effect (other than this Section Twelfth and Section Fourteenth, each of which shall survive the termination of this Agreement) without any party being liable to any other party; provided, however, that in the event that this Agreement is terminated pursuant to paragraph (a) or (b) of Section Twelfth, the parties shall be entitled to all damages available at law and in equity for breaches of this Agreement by the other parties.

Thirteenth - INDEMNIFICATION:

(a)Survival. The representations and warranties contained in this Agreement shall survive the Closing and consummation of the transactions contemplated by this Agreement and shall terminate on the Final Redemption Payment Date; provided, that the representations and warranties of the General Partner set forth in Section Eighth, paragraphs (a), (b), (c), (e), (f), (g), (i), and (o) (the “Fundamental Representations”), shall survive the Closing and consummation of the transactions contemplated by this Agreement and shall terminate on the first anniversary of the Final Redemption Payment Date, with the exception of Section Eighth, paragraph (o)(iv), which shall terminate on the Final Redemption Payment Date. The covenants and agreements contained in this Agreement shall survive the Closing and consummation of the transactions contemplated hereby and shall terminate on the first anniversary of the Final Redemption Payment Date. For the avoidance of doubt and subject to the below provisos, after Closing neither party shall be entitled to initiate any action, claim or litigation relating to any representation (including Fundamental Representations), warranty, covenant or agreement after its termination in accordance with this paragraph (a) and waives all rights in respect thereof (such actions, claims or litigations forever being barred) it being understood that this limitation constitutes the expression of the parties’ desire to reduce the statute of limitations with respect to any such action, claim or litigation; provided, however, if an Indemnified Party (as defined below) provides written notice to the Indemnifying Party (as defined below) of a claim for indemnification respecting the breach of a representation, warranty, covenant or agreement prior to the termination of such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive solely with respect to such claim (and any and all actions and litigation arising out of such claim brought within two years of such notice of such claim), shall not terminate and shall survive until such claim for indemnification (and related actions and litigation brought within two years of such notice of such claim) are finally resolved; provided, further, that such indemnification will continue to be limited as set forth in paragraph (d) of this Section Thirteenth, which also survives. Furthermore, the parties stipulate that they agree that this is an agreement relating to the sale or purchase of a business entity for purposes of Texas Civil Practice & Remedies Code §16.070(b), if, however, it is determined not to be an agreement relating to the sale or purchase of a business entity for purposes of Texas Civil Practice & Remedies Code §16.070(b), then the relevant termination dates will be two years from the Closing Date.

(b)Indemnity by General Partner. Subject to the limitations set forth below, from and after the Closing (but subject to the terms and conditions of this Section Thirteenth), the General Partner shall indemnify and hold harmless the Subscriber and each of its Affiliates (which after the Closing shall be deemed to include the Partnership) and each of their respective officers, directors, managers, equity holders, partners, employees, agents and representatives (collectively, the “Subscriber Indemnitees”) from, and shall pay to and reimburse the Subscriber Indemnitees for the amount of, any and all Losses that Subscriber Indemnitees or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(i)any breach of or inaccuracy in any representation or warranty of the General Partner or Partnership contained in this Agreement;

(ii)any breach of any covenant or agreement of the General Partner or, at or prior to the Closing, the Partnership contained in this Agreement; or

(iii)any Partnership Transaction Expenses, to the extent not paid at Closing pursuant to Section Eleventh, paragraph (h).

(c)Indemnity by Subscriber. Subject to the limitations set forth below, from and after the Closing (but subject to the terms and conditions of this Section Thirteenth), the Subscriber shall indemnify and hold harmless the General Partner (including the Withdrawing GP Members) and each of its Affiliates and each of their respective officers, directors, managers, equity holders, partners, employees, agents and representatives (collectively, the “General Partner Indemnitees”) from, and shall pay to and reimburse the General Partner Indemnitees for the amount of, any and all Losses that General Partner Indemnitees or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(i)any breach of or inaccuracy in any representation or warranty of the Subscriber contained in this Agreement; or

(ii)any breach of any covenant or agreement of the Subscriber or, after the Closing, the Partnership contained in this Agreement.

(d)Limitation. A Subscriber Indemnitee shall have the right to set off any claims made under Section Thirteenth, paragraph (b) above against the Adjusted Purchase Price Escrow Amount; provided that any claims under Section Thirteenth, paragraph (b) above first asserted after the Second Redemption Payment Date (as defined in the Second Amendment) shall only be set off against the Adjusted Purchase Price Escrow Amount less the amount of any First Release Net Redemption Proceeds (as defined in the Second Amendment) released from escrow on the Second Redemption Payment Date (the “Remaining Adjusted Purchase Price Escrow Amount”). No further claim may be made under this Section Thirteenth for which an adjustment to the Adjusted Purchase Price Escrow Amount has been made pursuant to Appendix A of the Second Amendment such that an Indemnified Party would otherwise receive duplicative payments under this Section Thirteenth. Notwithstanding anything to the contrary set forth in this Agreement, even if a Subscriber Indemnitee would otherwise be entitled to recover a Loss pursuant to Section Thirteenth, paragraph (b), no Subscriber Indemnitee shall be entitled to any indemnification with respect thereto in excess of the Adjusted Purchase Price Escrow Amount or, in the case of any indemnification arising after the Second Redemption Payment Date, in excess of the Remaining Adjusted Purchase Price Escrow Amount, except with respect to a Limitation Exception, in which case no Subscriber Indemnitee shall be entitled to any indemnification with respect thereto in excess of the Net Redemption Proceeds paid to the Withdrawing GP Members. After the Closing, set-off against the Adjusted Purchase Price Escrow Amount (or the Remaining Adjusted Purchase Price Escrow Amount, as applicable) held in the escrow account pursuant to this Section Thirteenth shall act as the sole and exclusive remedy for any and all Losses, liabilities, claims, breaches or set-offs arising under, out of, or related to this Agreement or the transactions contemplated hereby, except for Losses arising out of a Limitation Exception (which shall be limited as described in the previous sentence hereof) and for the remedy of specific performance and injunctive relief respecting Section Eleventh, paragraphs (g), (h), (i), and (j). The Subscriber, the General Partner (including the Withdrawing GP Members) and the Partnership expressly waive all other remedies available after Closing for breaches of this Agreement other than as provided in this Section Thirteenth and Subscriber’s right to the remedy of specific performance and injunctive relief respecting Section Eleventh, paragraphs (g), (h), (i), and (j). Subscriber shall have no obligation to post bond or other security for the remedy of specific performance or injunctive relief respecting Section Eleventh, paragraphs (g), (h), (i), and (j), which obligations to post bond or other security are hereby waived.

(e)Matters Involving Third Parties.

(i)If any third party shall notify any Person entitled to indemnification hereunder (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that is reasonably expected to give rise to a claim for indemnification against the General Partner or Subscriber, as applicable (the “Indemnifying Party”) under this Section Thirteenth, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such notice.

(ii)The Indemnifying Party and, if the Indemnifying Party is the General Partner, DOC, acting on behalf of and as representative of the Redeeming Partners and the Withdrawing GP Members (and not in any individual capacity or in its capacity as Replacement Management Company), shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party (or DOC, as applicable) shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that DOC’s right to assume or control the defense of any Third Party Claim under this Section Thirteenth, paragraph (e)(ii) shall automatically terminate, and control of such defense shall revert to the Indemnified Party, at such time as the Adjusted Purchase Price Escrow Amount (or, following the Second Redemption Payment Date, the Remaining Adjusted Purchase Price Escrow Amount) has been reduced to zero, whether by release, set-off, or otherwise, it being understood that DOC will have no right to control the defense of any Third Party Claim for which no escrow proceeds remain available to satisfy any resulting indemnification obligation; provided, further, that the Indemnifying Party (or DOC, as applicable) shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Liability of the Indemnified Party of or for any damages or other amount, any encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld). If the Indemnifying Party (or DOC, as applicable) assumes and thereafter conducts the defense of the Third Party Claim, the Indemnifying Party (or DOC, as applicable) will not have to pay the cost of counsel of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party (or DOC, as applicable) shall not be entitled to defend or control the defense of any Third Party Claim if (I) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or in the case of any non-criminal Proceeding by a Governmental Body that would reasonably be expected to materially and adversely affect the operations or conduct of the Partnership; (II) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (III) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; (IV) the Indemnified Party reasonably believes that the Losses relating to such Third Party Claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Section Thirteenth; or (V) the Indemnifying Party (or DOC, as applicable) does not provide the Indemnified Party with reasonable evidence that the Indemnifying Party (or DOC, as applicable) has the financial resources to defend such Third Party Claim and to fulfill its indemnification obligations under this Section Thirteenth.

(iii)Unless and until the Indemnifying Party (or DOC) assumes the defense of the Third Party Claim as provided in Section Thirteenth, paragraph (e)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. After the Indemnifying Party (or DOC) assumes the defense of a Third Party Claim, the Indemnified Party may participate in such defense with counsel of its choosing at the Indemnified Party’s expense.

(iv)In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (or DOC, as applicable), which consent shall not be unreasonably withheld.

(f)Waiver of Rights and Remedies.

(i)Notwithstanding anything to the contrary in this Agreement, if Subscriber has knowledge (A) on or prior to the date hereof or (B) after the date hereof (and, in the case of this clause (B), has the right to terminate this Agreement pursuant to Section Twelfth as a result of the breach) of the breach of any representation or warranty of the General Partner or the Partnership under this Agreement and nonetheless proceeds to the Closing, the Subscriber and its Affiliates, shall be deemed to have waived any rights to indemnification under Section Thirteenth with respect to such breach. For purposes of this Agreement, Subscriber’s “knowledge” shall be limited to the actual knowledge, without inquiry, of Joseph W. Craft III, Kirk Tholen, R. Eberley Davis, Tyson Schwerdtfeger, Matt Lewis, and Joey Ross.

(ii)Notwithstanding anything to the contrary in this Agreement, if the General Partner or the Partnership has knowledge (A) on or prior to the date hereof or (B) after the date hereof (and, in the case of this clause (B), has the right to terminate this Agreement pursuant to Section Twelfth as a result of the breach) of the breach of any representation or warranty of the Subscriber under this Agreement and nonetheless proceeds to the Closing, the General Partner (including the Withdrawing GP Members), the Partnership and their Affiliates shall be deemed to have waived any rights to indemnification with respect to such breach.

(g)Determination of Amount of Losses; Duty to Mitigate.

(i)Any Indemnified Party seeking indemnification hereunder shall give promptly to the party obligated to provide indemnification to such Indemnified Party a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section Thirteenth shall not affect such Indemnified Party’s rights under this Section Thirteenth except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnifying Party.

(ii)The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses actually suffered by the Indemnified Party (reduced by (i) any insurance proceeds or other payments or recoupments received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment and (ii) any Tax Benefit recognized by the Indemnified Party (or the affiliated group of which it is a member) resulting from such Losses). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information (to the extent in the Indemnified Party’s possession or reasonable control) sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section Thirteenth. Each Indemnified Party shall use its commercially reasonable efforts (without any obligation to bring a Proceeding) to recover under insurance policies or similar agreements for any Losses. If the Indemnified Party receives insurance proceeds for Losses after an indemnification payment for such Losses has been made by the Indemnifying Party to the Indemnified Party, the Indemnified Party will refund the Indemnifying Party the amount of such insurance proceeds received by the Indemnified Party up to the amount of the Indemnification payment. An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification.

(h)Tax Treatment of Indemnity Payments. The parties hereto agree that all indemnification payments made under this Agreement shall be treated as purchase price adjustments for applicable Tax purposes.

(i)Additional Remedy Matters. To the extent any claim may be recoverable pursuant to more than one subsection of this Section Thirteenth, the Indemnified Party may make such claim under any such subsection in the alternative; provided, however, that nothing in this Agreement is intended to allow an Indemnified Party to receive duplicative payments and to the extent an

Indemnified Party has been paid for any Loss under one Section of this Agreement, such Indemnified Party shall not be permitted to seek payment for that Loss under another Section of this Agreement.

(j)Applicability of Indemnities. All indemnities in this Section Thirteenth shall apply without regard to the negligence of the Indemnified Party, whether such negligence be sole, joint and/or concurrent, active or passive.

Fourteenth - MISCELLANEOUS:

(a)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their successors, heirs and assigns.

(b)Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

(c)Assignment. This Agreement shall not be assigned without the prior written consent of the parties hereto, except that Subscriber may assign this Agreement (and its right to acquire some or all of the interests in the Partnership or the General Partner contemplated hereby) and its rights and obligations hereunder, in each case, in whole or part, to any one or more Affiliates of Subscriber upon written notice to the General Partner, in which event such Affiliate(s) shall be substituted as and be the “Subscriber” hereunder. Such assignment shall not relieve Subscriber of its liability for the obligations of Subscriber under this Agreement.

(d)Amendment; Waiver. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement may not be amended except in a writing signed by each of the General Partner, the Partnership, the Subscriber and DOC. Additionally, if any such amendment would amend this Agreement in a manner that would adversely affect (i) the indemnification rights of any Withdrawing GP Member or any Redeeming Partner pursuant to Section 5.4 of the Partnership Agreement (subject to Sections 1(g) and 1(h) of the Second Amendment) or Article 12 of the GP Company Agreement (subject to Section 1(g) and 1(h) of the GP Agreement Amendment), or (ii) the amount of, or the payment of, Net Redemption Proceeds to any Withdrawing GP Member or any Redeeming Partner, whether as Partners or creditors of the Partnership or Members or creditors of the General Partner, as the case may be, such amendment will not be effective without the prior written consent of the Redeeming Partners Majority (as defined in the Second Amendment) or the Redeeming Members Majority (as defined in the GP Agreement Amendment), as applicable.

(e)Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any party, be deemed severed from this Agreement and the remainder of this Agreement shall continue to be effective and enforceable.

(f)Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles. In addition, any and all disputes, controversies, causes of action or claims asserted by any party (against the other), whether those claims sound in breach of contract, tort, fraud, or any other statutory or judicially created cause of action and whether or not such claims are asserted in an arbitration, court of law or any other forum, shall be governed by, and construed under, the laws of the State of Texas and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles.

(g)WAIVER OF JURY TRIAL. THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. EACH PARTY AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

(h)Addresses and Notices. All notices, requests or other communications to any party hereunder shall be in writing (which may include e-mail transmission) and shall be given,

if to Subscriber, to the following address:

Alliance Minerals, LLC

1717 S. Boulder Avenue, Suite 400

Tulsa, OK 74119

Attention: Kirk Tholen

e-mail: Kirk.Tholen@arlp.com

with a copy (which shall not constitute notice) to:

R. Eberley Davis

Senior Vice President, General Counsel and Secretary

Alliance Resource Partners, L.P.

1146 Monarch Street

Lexington, KY 40513

e-mail: Eb.Davis@arlp.com

And

GableGotwals

Attn: Stephen W. Lake, Tom Hutchison

110 North Elgin Avenue, Suite 200

Tulsa, OK 74120

e-mail: slake@gablelaw.com, thutchison@gablelaw.com

and if to the General Partner or Partnership

Cody Miller

General Counsel, Dale Operating Company

110 Manufacturing St.

Dallas, TX 75207

United States of America

e-mail: cody@dale-energy.com

Any such communication will be effective (i) if given by e-mail transmission, when transmitted to the applicable address specified in (or pursuant to) this paragraph (h) (with confirming copy by United States mail), (ii) if given by United States mail (which must be by certified mail), on the earlier of the date of receipt or the fifth day after deposit in the mail, (iii) if given by overnight delivery by courier of national reputation, on the first business day after depositing with such courier properly addressed or (iv) if given by hand delivery or any other means not referenced in clause (i), (ii) or (iii) of this sentence, on the date of receipt.

(i)Entire Agreement. This Agreement, along with the other Related Transaction Documents and exhibits hereto, set forth the entire, complete and final agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, inducements or conditions, express or implied, oral or written.

(j)Expenses. Each of the parties will bear its own expenses in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, with Partnership Transaction Expenses being paid in accordance with Section Eleventh, paragraph (h). For the avoidance of doubt, this Section Fourteenth, paragraph (j) shall be without duplication of any adjustments to the proceeds received by the Redeeming Partners or the Withdrawing GP Members pursuant to the Second Amendment or the GP Agreement Amendment, as applicable.

(k)Specific Performance. The parties recognize that in the event any party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The non-breaching party shall therefore, prior to Closing, be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement without any obligation to post bond or other security.

(l)Construction. All references to the consent or approval of the General Partner prior to the Closing Date shall be construed to refer to the consent or approval of Members of the General Partner holding at least two-thirds of the interests of the General Partner as of the day immediately prior to the Closing Date, including, for the avoidance of doubt, the Withdrawing GP Members.

Fifteenth - DEFINITIONS: Capitalized terms used and not otherwise defined herein have the same meanings as set forth in Exhibit “A” attached hereto and incorporated herein by reference.

[Signature Page Follows]

ALLDALE MINERALS IV, LP - SUBSCRIPTION AGREEMENT

SIGNATURE PAGE

By signing below, the Subscriber (1) confirms that the information contained in the Agreement provided by Subscriber is accurate and complete, (2) agrees to the terms of the Agreement, the Limited Partnership Agreement and the GP Company Agreement, (3) requests that the records of the Partnership reflect the Subscriber’s admission as a limited partner at the Closing as contemplated by the terms of the Agreement and (4) if Subscriber’s GP Commitment is not $0, requests that the records of the General Partner reflect the Subscriber’s admission as a Member at the Closing as contemplated by the terms of the Agreement.

AMOUNT OF COMMITMENT TO PARTNERSHIP:

$115,289,168.58

AMOUNT OF COMMITMENT TO GENERAL PARTNER:

$26,128,321.32

Alliance Minerals, LLC, a Delaware limited liability company

By:	/s/ Kirk D. Tholen
Name:	Kirk D. Tholen
Title:	President

Signature Page to Subscription Agreement

The Partnership, the General Partner, and (solely for purposes of Section Thirteenth, paragraph (e) and Section Fourteenth, paragraph (d)) DOC join in this Agreement as of the date set forth above.

AllDale Minerals IV, LP, a Texas limited partnership

By:	AllDale Minerals Management IV, LLC, its General Partner

By:	/s/ Cody Miller
Cody Miller, Manager

AllDale Minerals Management IV, LLC, a Texas limited liability company

By:	/s/ Cody Miller
Cody Miller, Manager

Dale Operating Company, a Texas corporation

By:	/s/ Cody Miller
Name:	Cody Miller
Title:	Co-CEO and General Counsel

Signature Page to Subscription Agreement

EXHIBIT “A”

to Subscription Agreement

When used in the Agreement, the following terms shall have the following meanings:

“Adjusted Purchase Price Escrow Amount” shall have the meaning set forth in Appendix A to the Second Amendment.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“AllDale III Subscription Agreements” means (i) the Subscription Agreement for Partnership Interest in AllDale Minerals III, LP dated of even date herewith among the Joseph W. Craft III Foundation, an Oklahoma charitable trust, AllDale Minerals III, LP, AllDale Minerals Management III, LLC, and DOC (ii) the Subscription Agreement for Partnership Interest in AllDale Minerals III, LP dated of even date herewith among CC OilPlay LLC, a Delaware limited liability company, AllDale Minerals III, LP, AllDale Minerals Management III, LLC, and DOC; and (iii) the Subscription Agreement for Partnership Interest in AllDale Minerals III, LP and Membership Interest in AllDale Minerals Management III, LLC dated of even date herewith among Alliance Minerals, LLC, a Delaware limited liability company, AllDale Minerals III, LP, AllDale Minerals Management III, LLC, and DOC.

“Allocated Value” shall have the meaning set forth in Appendix A to the Second Amendment.

“Assets” means all properties and assets, real and personal, tangible and intangible, owned or held by the Partnership, any Subsidiary of the Partnership, or the General Partner.

“Capital Commitments” shall have the meaning set forth in the Limited Partnership Agreement.

“Capital Contribution” means a capital contribution to the Partnership or the General Partner, as the case may be, by the Subscriber hereunder.

“Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of organization, articles of incorporation or association, certificate of partnership, certificate of limited partnership, certificate of formation and by-laws, the limited liability company agreement, operating agreement, or limited partnership agreement or other agreement or agreements that establish the legal organization and personality of such Person and its governance, in each case as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means, with respect to any Person, any note, bond, mortgage, lease, permit, concession, franchise, license, arrangement, undertaking, contract, commitment, obligation, guaranty, credit agreement, indenture, deed of trust or other instrument, document or agreement (in each case whether written or oral) by which that Person, or any of its present or future properties or assets, is legally bound or subject.

“Dale Entities” shall have the meaning set forth in the Limited Partnership Agreement.

“Diligence Representative” shall have the meaning set forth in Appendix A to the Second Amendment.

“Disclosure Letter” means that certain disclosure letter, dated of even date herewith, delivered by the General Partner and certain of its Affiliates to Subscriber under the Related Transaction Documents.

“Existing Management Company” means Dale Land & Minerals, LLC, a Texas limited liability company.

“Final Redemption Payment Date” shall have the meaning set forth in the Second Amendment.

“GAAP” means United States generally accepted accounting principles, as consistently applied by the Partnership in accordance with its past practices.

“Governmental Body” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“GP Redemption” shall have the meaning set forth in the GP Agreement Amendment.

“Indebtedness” means, with respect to the Partnership, any Subsidiary, or the General Partner, as applicable, all Liabilities as of the determination date (including the current portion thereof) of such Person (other than accounts payable and trade payables in the ordinary course of business) (i) for the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums, penalties or other breakage costs, of any borrowed money, including, without limitation, any such obligations under a credit facility or which are evidenced by any note, bond, debenture or other debt security, and short-term vendor loan payables, (ii) with respect to leases required to be capitalized in accordance with GAAP, (iii) under any letter of credit, performance bond, bankers’ acceptance or similar instrument to the extent drawn upon, (iv) under any interest rate swap, hedging or similar arrangement (valued at the termination value thereof if such arrangement were terminated as of the determination date), (v) issued or assumed as the deferred purchase price of property (calculated as the maximum amount of deferred purchase price owing as of the determination date (whether or not then due and payable) (but excluding trade accounts payable and accruals), (vi) with respect to any Liability of any other Person of the type referenced in clauses (i) through (v), the payment of which the Partnership, any Subsidiary or the General Partner (as applicable) is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (vii) with respect to any Liability of any other Person of the type referred to in clauses (i) through (vi) that is secured by any Lien on any Asset (whether or not such Liability is assumed by the Partnership, any Subsidiary, or the General Partner).

“Initial GP Purchase Price Escrow Amount” shall have the meaning set forth in Appendix A to the Second Amendment.

“Initial LP Purchase Price Escrow Amount” shall have the meaning set forth in Appendix A to the Second Amendment.

“Initial GP Redemption Proceeds” shall mean the “Initial Redemption Proceeds” as such term is used in the GP Agreement Amendment

“Initial LP Redemption Proceeds” shall mean the “Initial Redemption Proceeds” as such term is used in the Second Amendment.

“Interests” shall have the meaning set forth in Appendix A to the Second Amendment.

“Laws” means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by a Governmental Body.

“Liabilities” means any and all liabilities or obligations of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any lien, mortgage, security interest, pledge, easement, charge, indenture, deed of trust, right of way, restriction on the use of real or personal property, encroachment or other encumbrance, or any restriction on transfer (except for restrictions on transfer under applicable securities laws), right of first refusal, right of first offer, put right, redemption right, option, warrant, proxy, voting agreement, voting trust, conditional sale or other title retention device or arrangement or transfer for the purpose of the payment of any Indebtedness or otherwise, or any restriction similar to any of the foregoing.

“Limitation Exception” means a breach of or inaccuracy in a Fundamental Representation by the General Partner, or any intentional misrepresentation or fraud by the General Partner.

“Limited Partner” shall have the meaning set forth in the Limited Partnership Agreement.

“Losses” means, with respect to any Person, any losses, liabilities, claims, judgments, fines, loss in value, penalties, damages, expenses, fees, costs or amounts incurred by such Person (including reasonable attorneys’ fees, costs or expenses and all reasonable fees, costs or expenses paid in connection with the investigation, defense and compromise of any claim or loss), but excluding punitive, exemplary, special, indirect and consequential damages and also excluding lost revenues, lost profits and diminution of value, except to the extent punitive, exemplary, special, indirect and consequential damages, lost revenues and lost profits are part of a Third Party Claim made against an Indemnified Party; provided, however, that the definition of Losses shall not limit a party’s liability for any such damages that constitute diminution of value and are proven to constitute actual direct damages.

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Partnership and its Subsidiaries or the Assets, which is material to the ownership, operation or value of the Assets, taken as a whole, or the Partnership and its Subsidiaries, taken as a whole, and if curable, is not cured by AllDale Minerals Management IV, LLC or its Affiliates within 30 days after AllDale Minerals Management IV, LLC or its Affiliates becomes aware of such material adverse effect; provided, however, that the following shall not be deemed to constitute, create, or cause a Material Adverse Effect: any changes, circumstances or effects that (a) affect generally the oil and gas industry, such as fluctuations in the price of commodities, industry inputs, or Hydrocarbons, (b) result from international, national, regional, state, or local economic conditions, (c) result from general developments or conditions in the oil and gas industry, (d) result from changes in Laws (including regulatory or enforcement policy) or accounting principles (including interpretations thereof), (e) result from any public announcement of the transactions contemplated by this Agreement, (f) result from the failure of a Governmental Body to act or omit to act pursuant to Law, (g) result from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including terrorist attacks or (h) any natural or man-made disasters or other force majeure events.

“Member” shall have the meaning set forth in the GP Company Agreement.

“Membership Interest” shall have the meaning set forth in the GP Company Agreement.

“Net Redemption Proceeds” shall have the meaning set forth in the Second Amendment.

“Original GP Purchase Price” shall have the meaning set forth in Appendix A to the Second Amendment.

“Original LP Purchase Price” shall have the meaning set forth in Appendix A to the Second Amendment.

“Partner” shall have the meaning set forth in the Limited Partnership Agreement.

“Partnership Interest” shall have the meaning set forth in the Limited Partnership Agreement.

“Partnership Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees or expenses or other similar transaction fees and expenses incurred by the General Partner, the Partnership, or any Subsidiary (or by Existing Management Company in connection with or on behalf of the General Partner, the Partnership or any Subsidiary) in connection with the transactions contemplated by this Agreement and unpaid as of the Closing. For the avoidance of doubt, Partnership Transaction Expenses include any fees, commissions, or other amounts due to Stephens, Inc. in connection with the transactions contemplated by this Agreement, but do not include any fees or other expenses incurred in the ordinary course of business which, for the avoidance of doubt, means recurring operational expenses of the type historically incurred by the Partnership in connection with the ownership and administration of the Interests, including routine accounting, land administration, and management fees, but excluding any fees or expenses that have been incurred in connection with, or in contemplation of, the transactions contemplated by this Agreement.

“Permitted Encumbrances” shall have the meaning set forth in Appendix A to the Second Amendment.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Proceeding” means any suit, legal action, or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or formal investigation.

“Redeeming Partners” shall have the meaning set forth in the Second Amendment.

“Redeeming Partners Majority” shall have the meaning set forth in the Second Amendment.

“Redemption” shall have the meaning set forth in the Second Amendment.

“Related Transaction Documents” means this Agreement, the Second Amendment (including Appendix A to the Second Amendment), the GP Agreement Amendment, the Management Agreement Amendment, and the Disclosure Letter.

“Remaining Commitments” shall have the meaning set forth in the Limited Partnership Agreement.

“Replacement Management Company” means DOC, acting in its capacities under the Replacement Management Agreement.

“Sharing Percentage” shall have the meaning set forth in the GP Company Agreement.

“Sharing Ratio” shall have the meaning set forth in the Limited Partnership Agreement.

“Subsidiary” of any particular Person means any other Person that is controlled by such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Unless expressly stated otherwise in this Agreement, any reference to a “Subsidiary” will be deemed to refer to a Subsidiary of the Partnership.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, state nonresident withholding, withholding, social security, unemployment, disability, employment, property, ad valorem, unmined minerals, stamp, severance, excise, motor fuels, heavy vehicle, occupation, sales, use, transfer, value added, unclaimed property, alternative minimum, estimated or other tax, charge, fee, duty, levy or other assessment that is imposed by any Governmental Body, in each case including any interest, penalty or addition thereto that is attributable to any nonpayment thereof or any failure to properly prepare or file a return or report with respect thereto.

“Tax Benefit” means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid due to a deduction, credit or other Tax benefit or allowance arising by reason of the event giving rise to a claim under Section Thirteenth of this Agreement.

“Tax Return” means any return, report, information return or other document (including schedules or any related or supporting information and any amendment thereof) filed or required to be filed with any Governmental Body in connection with the determination, assessment, payment or collection of any Tax.

“Title Defects” shall have the meaning set forth in Appendix A to the Second Amendment.

“Treasury Regulations” means regulations promulgated by the United States Treasury related to the Code.

“Withdrawing GP Members” shall have the meaning set forth in the Second Amendment.